Exhibit 4.1

Fomento Económico Mexicano, S.A.B. de C.V.,

as Issuer,

and

The Bank of New York Mellon,

as Trustee, Security Registrar, Paying Agent and Transfer Agent

and

The Bank of New York Mellon, London Branch,

as London Paying Agent and Transfer Agent

SIXTH SUPPLEMENTAL INDENTURE

Dated as of April 28, 2021

€700,000,000

0.500% Senior Notes due 2028

€500,000,000

1.000% Senior Notes due 2033

Section 904.	Separability of Invalid Provisions.	27
Section 905.	Execution in Counterparts.	28
Section 906.	Certain Matters.	28
Section 907.	Electronic Means	28

SIXTH SUPPLEMENTAL INDENTURE, dated as of April 28, 2021 (this “Sixth Supplemental Indenture”), between (i) Fomento Económico Mexicano, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized and existing under the laws of the United Mexican States (“Mexico”) (herein called the “Company”), having its principal office at General Anaya No. 601 Pte., Colonia Bella Vista, Monterrey, Nuevo León 64410, Mexico; (ii) The Bank of New York Mellon, a corporation duly organized and existing under the laws of the State of New York authorized to conduct a banking business, as trustee (herein called the “Trustee”), security registrar, paying agent and transfer agent, and (iii) The Bank of New York Mellon, London Branch, as London Paying Agent and Transfer Agent (herein called the “London Paying Agent”), to the Indenture dated as of April 8, 2013, between the Company and the Trustee (herein called the “Base Indenture” and, together with this Sixth Supplemental Indenture, herein called the “Indenture”).

W I T N E S S E T H:

WHEREAS, Section 301 of the Base Indenture provides for the issuance from time to time thereunder, in series, of debt Securities of the Company, and Section 901 of the Base Indenture provides for the establishment of the form or terms of Securities issued thereunder through one or more supplemental indentures;

WHEREAS, the Company desires by this Sixth Supplemental Indenture to create two series of Securities to be issued under the Base Indenture, as supplemented by this Sixth Supplemental Indenture, and to be known as the Company’s (i) “0.500% Senior Notes due 2028” (the “2028 Notes”) and (ii) “1.000% Senior Notes due 2033” (the “2033 Notes” and, together with the 2028 Notes, the “Notes”), each of which are to be initially limited in aggregate principal amounts as specified in this Sixth Supplemental Indenture and the terms and provisions of which are to be as specified in this Sixth Supplemental Indenture;

WHEREAS, the Company has duly authorized the execution and delivery of this Sixth Supplemental Indenture to establish the 2028 Notes and the 2033 Notes each as a series of Securities under the Base Indenture and to provide for, among other things, the issuance and form of the Notes and the terms, provisions and conditions thereof, and covenants for purposes of the Notes and the Holders thereof; and

WHEREAS, all things necessary to make this Sixth Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done.

NOW, THEREFORE, for and in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof and for the purpose of setting forth, as provided in the Base Indenture, the form of the Notes and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee and the London Paying Agent, as follows:

ARTICLE ONE

BASE INDENTURE AND DEFINITIONS

Section 101.	Provisions of the Base Indenture.

Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Base Indenture shall remain in full force and effect. The Base Indenture, as supplemented by this Sixth Supplemental Indenture, is in all respects ratified and confirmed, and the Base

Indenture and this Sixth Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes and every Holder of Notes authenticated and delivered under this Sixth Supplemental Indenture shall be bound hereby. This Sixth Supplemental Indenture shall not modify, amend or otherwise affect the Base Indenture insofar as it relates to any other series of Securities or modify, amend or otherwise affect in any manner the terms and conditions of the Securities of any other series. Notwithstanding any other provision of this Section 101 or the Base Indenture or this Sixth Supplemental Indenture to the contrary, to the extent any provisions of this Sixth Supplemental Indenture or any Note issued hereunder shall conflict with any provision of the Base Indenture, the provisions of this Sixth Supplemental Indenture (including the terms and conditions of the Notes set forth in Section 203 hereof) shall govern, including without limitation the provisions of Article Six of this Sixth Supplemental Indenture.

Section 102.	Definitions.

For all purposes of this Sixth Supplemental Indenture and each series of Notes, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

(a)any reference to an “Article” or a “Section” refers to an Article or Section, as the case may be, of this Sixth Supplemental Indenture;

(b)the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Sixth Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(c)all defined terms used in this Sixth Supplemental Indenture that are defined in the Base Indenture and not defined in this Sixth Supplemental Indenture have the meanings assigned to them in the Base Indenture;

(d)the term “Securities”, as defined in the Base Indenture and as used therein (including in any definition therein), shall be deemed to include or refer to, as applicable, the relevant series of Notes;

(e)the term “Consolidated Net Tangible Assets”, as defined in the Base Indenture and as used therein (including in any definition therein), shall be referred to as “Consolidated Tangible Assets”;

(f)the term “Depositary,” as used in the Indenture, shall be deemed to refer, solely with respect to each series of Notes, to Clearstream, Luxembourg and Euroclear, until a successor Depositary shall have become Depositary with respect to a relevant series of Notes pursuant to the applicable provisions of the Indenture, and thereafter “Depositary” shall mean such successor Depositary; and

(g)the following terms have the meanings given to them in this Section 102(g):

“2028 Notes Interest Rate Step Up Date” has the meaning given to such term in Section 201(d).

“2028 Notes Subsequent Rate of Interest” has the meaning given to such term in Section 201(d).

“2033 Notes Interest Rate Step Up Date” has the meaning given to such term in Section 201(d).

“2033 Notes Subsequent Rate of Interest” has the meaning given to such term in Section 201(d).

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in a Global Note, the rules and procedures of Euroclear and Clearstream, Luxembourg, as the case may be, that apply to such transfer or exchange, including the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” of Euroclear and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream, Luxembourg.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (a) not a day on which banking institutions in New York City, Mexico City or London generally are authorized or obligated by law, regulation or executive order, as applicable, to close and (b) in the case of Notes issued in certificated form, a day on which banks and financial institutions are generally open for business in the location of each office of a Paying Agent, but only with respect to a payment to be made at the office of such paying agent; provided that for purposes of payments to be made under the Indenture, a “Business Day” must also be a TARGET System day. A “TARGET System day” is any day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET2) System (or any successor thereto) is open for business and a day on which commercial banks are open for dealings in euro deposits in the London interbank market.

“Common Depositary” means The Bank of New York Mellon, London Branch, as common depositary for the Depositary.

“Base Prospectus” means the base prospectus, dated September 26, 2019, incorporated into the registration statement on Form F-3 (File No. 333-233960) issued by the Company and filed with the Commission on September 26, 2019.

“Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

“euro” or “€” means the euro or such other lawful currency of the member states of the European Monetary Union that have adopted or that will adopt the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union, as at the time of payment shall be legal tender for the payment of public and private debts.

“External Verifier” means a qualified provider of third-party assurance or attestation services appointed by the Company to review the Company’s statement of satisfaction of the Sustainability Performance Targets.

“Global Note” means a Note that evidences all or part of the Notes and is authenticated and delivered to, and registered in the name of, the Common Depositary for such Notes or a nominee thereof, and which shall be considered a “Global Security” under the Base Indenture.

“Interest Payment Date” means May 28 of each year, commencing on May 28, 2022.

“Interest Rate Step Up Date” has the meaning given to such term in Section 201(d).

“Issue Date” means April 28, 2021.

“Notes” has the meaning set forth in the Recitals.

“Office of the London Paying Agent” means, initially, the office of the London Paying Agent, located at One Canada Square, London E14 5AL, United Kingdom.

“Prospectus Supplement” means the prospectus supplement, dated April 22, 2021, filed with the Commission pursuant to Rule 424(b) under the Securities Act, on April 26, 2021.

“Renewable Energy Percentage” means as of the date of determination, the Company’s and its consolidated Subsidiaries’ total electricity consumption coming from Renewable Energy Sources for the immediately preceding calendar year, divided by the Company’s and its consolidated Subsidiaries’ total electricity consumption (determined in MWh) for such period, expressed as a percentage; provided that, in the event that there is a change in applicable law, rule or regulation that impedes the Company or makes it impracticable for the Company to use Renewable Energy Sources, as determined in good faith by the Company, the Company may include in the numerator Renewable Energy Sources available under contracts or other arrangements in place on the Issue Date or at a future date for the sourcing of electricity from Renewable Energy Sources.

“Renewable Energy Sources” means the following electricity generation technologies: wind, solar, hydro, tidal, bioenergy and geothermal and any other non-fossil fuel source of generation deriving from natural resources (including, but not limited to, on-site generation, distributed energy, the purchase of green tariffs, unbundled energy attributes, renewable energy credits, green electricity products and direct financial support for new renewable electricity projects).

“Satisfaction Notification” has the meaning given to such term in Section 201(d).

“Subsequent Rate of Interest” has the meaning given to such term in Section 201(d).

“Sustainability-Linked Bond Framework” means the Sustainability-Linked Bond Framework adopted by the Company on April 19, 2021.

“Sustainability Performance Targets” means, (i) with respect to the 2028 Notes, (x) the Renewable Energy Percentage target which results in a Renewable Energy Percentage at least equal to 65%, and (y) the Zero Operational Waste to Landfill Percentage target which results in a Zero Operational Waste to Landfill Percentage at least equal to 65%, in each case, calculated for the year ended December 31, 2025, as set forth in the Sustainability-Linked Bond Framework; and (ii) with respect to the 2033 Notes, (x) the Renewable Energy Percentage target which results in a Renewable Energy Percentage at least equal to 85%, and (y) the Zero Operational Waste to Landfill Percentage target which results in a Zero Operational Waste to Landfill Percentage at least equal to 100%, in each case, calculated for the year ended December 31, 2030, as set forth in the Sustainability-Linked Bond Framework; provided that for purposes of calculating the Renewable Energy Percentage and Zero Operational Waste to Landfill Percentage in connection with the foregoing, the Company may exclude, from the numerator and the denominator, in respect of the Renewable Energy Percentage, the total electricity consumption (determined in MWh), or in respect of the Zero Operational Waste to Landfill Percentage, the total operational waste, attributable to any acquisition or divestiture in one or more transactions completed since the Issue Date by the Company or any of its consolidated Subsidiaries.

“Zero Operational Waste to Landfill Percentage” means as of the date of determination, the Company’s and its consolidated Subsidiaries’ total operational waste diverted from landfills for the immediately preceding calendar year, divided by the Company’s and its consolidated Subsidiaries’ total operational waste for such period (in each case measured in tons), expressed as a percentage.

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 201.	Designation, Principal Amount and Interest Rate.

(a)(i) There is hereby authorized and established a series of Securities designated the “0.500% Senior Notes due 2028”, initially in an aggregate principal amount of €700,000,000 (which amount does not include 2028 Notes authenticated and delivered upon registration of transfer of, in exchange for, or in lieu of, other Securities of such series pursuant to Sections 304, 305, 306, 906 or 1105 of the Base Indenture), which amount shall be specified in the Company Order for the authentication and delivery of 2028 Notes pursuant to Section 303 of the Base Indenture. The principal of the Outstanding 2028 Notes shall be due and payable at their Maturity.

(ii) There is hereby authorized and established a series of Securities designated the “1.000% Senior Notes due 2033”, initially in an aggregate principal amount of €500,000,000 (which amount does not include 2033 Notes authenticated and delivered upon registration of transfer of, in exchange for, or in lieu of, other Securities of such series pursuant to Sections 304, 305, 306, 906 or 1105 of the Base Indenture), which amount shall be specified in the Company Order for the authentication and delivery of 2033 Notes pursuant to Section 303 of the Base Indenture. The principal of the Outstanding 2033 Notes shall be due and payable at their Maturity.

(b)The Company may, from time to time and without the consent of the Holders of the Outstanding Notes of a particular series, issue additional Notes of such series and other Securities on terms and conditions identical to those of the Notes of such series, subject to Section 202(b) below.

(c)(i) The Stated Maturity of the 2028 Notes shall be May 28, 2028. The 2028 Notes shall bear interest at the rate of 0.500% per annum (the “2028 Notes Initial Rate of Interest”), subject to Section 201(d) below, from April 28, 2021 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, payable annually in arrears on each Interest Payment Date (including at the Stated Maturity of the 2028 Notes), until the principal thereof is paid or made available for payment on or prior to the Maturity of the 2028 Notes; and provided that any amount of interest on any 2028 Note which is overdue shall bear interest (to the extent that payment thereof shall be legally enforceable) at the rate per annum then borne by such 2028 Note from the date such amount is due to the day it is paid or made available for payment, and such overdue interest shall be paid as provided in Section 306 of the Base Indenture.

(ii) The Stated Maturity of the 2033 Notes shall be May 28, 2033. The 2033 Notes shall bear interest at the rate of 1.000% per annum (the “2033 Notes Initial Rate of Interest”), subject to Section 201(d) below, from April 28, 2021 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, payable annually in arrears on each Interest Payment Date (including at the Stated Maturity of the 2033 Notes), until the principal thereof is paid or made available for payment on or prior to the Maturity of the 2033 Notes; and provided that any amount of interest on any 2033 Note which is overdue shall bear interest (to the extent that payment thereof shall be legally enforceable) at the rate per annum then borne by such 2033 Note from the date such amount is due to the day it is paid or made available for payment, and such overdue interest shall be paid as provided in Section 306 of the Base Indenture.

(d)From and including May 28, 2026 in the case of the 2028 Notes (the “2028 Notes Interest Rate Step Up Date”) and May 28, 2031 in the case of the 2033 Notes (the “2033 Notes Interest Rate Step Up Date,” and, together with the 2028 Notes Interest Rate Step Up Date, each an “Interest Rate Step Up Date”), the interest rate payable on the Notes shall be increased by 25 basis points to 0.750% per annum, in the case of the 2028 Notes (the “2028 Notes Subsequent Rate of Interest”) and to 1.250% per annum, in the case of the 2033 Notes (the “2033 Notes Subsequent Rate of Interest,” and, together with the 2028 Notes Subsequent Rate of Interest, each a “Subsequent Rate of Interest”), unless, in respect of the year ended December 31, 2025, in the case of the 2028 Notes, and December 31, 2030, in the case of the 2033 Notes: (i) the Sustainability Performance Targets have been satisfied and (ii) the satisfaction of the Sustainability Performance Targets has been confirmed by the External Verifier in accordance with its customary procedures. At least 15 days prior to each Interest Rate Step Up Date (each a “Notification Date”), the Company shall deliver an Officer’s Certificate (the “Satisfaction Notification”) to the Trustee setting forth whether the conditions set forth in clauses (i) and (ii) of the preceding sentence have been satisfied and the interest rate payable on the Notes of the applicable series as from the applicable Interest Rate Step Up Date. If as of the applicable Notification Date, with respect to each series of Notes, (x) the Company fails, or is unable, to provide a Satisfaction Notification, (y) the Sustainability Performance Targets have not been satisfied or (z) the External Verifier has not confirmed satisfaction of the Sustainability Performance Targets, the Subsequent Rate of Interest for such series of Notes will apply for each interest period from and including the applicable Interest Rate Step Up Date up to, and including, the applicable date of Maturity of the relevant series of Notes.

(e)Interest on the Notes of each series shall be computed on the basis of a 365-day year or 366-day year, as applicable, and the actual number of days elapsed. Interest in respect of any period of less than one year shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes of the applicable series (or April 28,2021 if no interest has been paid on the Notes of any series), to but excluding the next scheduled Interest Payment Date. This payment conversion is referred to as Actual/Actual (ICMA) as defined in the handbook of the International Capital Market Association.

(f)With respect to each series of Notes, the “Regular Record Date” shall be the close of business on the last day on which Clearstream and Euroclear are open for business immediately preceding the related Interest Payment Date.

Section 202.	Denominations; Issuable in Series.

(a)The Notes of each series shall be issued only in denominations of €100,000 and integral multiples of €1,000 in excess thereof. For purposes of the definition of “Outstanding” in the Base Indenture, the principal amount of the Notes will be the aggregate principal sum of euro represented by the Notes.

(b)The provisions of Section 301 of the Base Indenture, and solely with respect to each series of Notes, shall apply to such series Notes, except the last paragraph shall be amended and replaced in its entirety as follows:

“All Notes of any one series shall be identical (except for the issue date, issue price and the date from which interest shall accrue and, if applicable, first date of payment), which additional Notes will increase the aggregate principal amount of, and will be consolidated and form a single series with, the then Outstanding Notes. The additional Notes will be treated as a single class for all purposes under the Indenture and will vote together as one class on all matters with respect to the Notes; provided that any additional Notes shall be issued under a separate CUSIP number, ISIN and Common Code unless the additional Notes are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with no more original issue discount than the original series, in each case for U.S. federal income tax purposes.”

Section 203.	Forms; Terms and Conditions in Forms.

Each series of Notes shall be issuable in the form of one or more Global Notes in definitive, registered form, without coupons, registered in the name of the Common Depositary, or its nominee, in substantially the form set forth in this Section 203 with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Sixth Supplemental Indenture, and may have such letters, numbers or other marks of identification and such legends (including original issue discount legends) or endorsements placed thereon as may be required to comply with the rules of any securities exchange, taxing authority or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution thereof; provided that if Notes of any series are issued in certificated and not global form, such Notes shall be in substantially the form set forth in this Section 203, but shall not contain the legends relating to Global Notes, the “Schedule of Increases or Decreases in Global Note” and other provisions applicable to Global Securities and in lieu thereof shall include relevant provision applicable to Certificated Securities. With respect to each series of Notes, the terms and conditions of such series of Notes contained in the applicable form of Note are hereby expressly made a part of this Sixth Supplemental Indenture. For the avoidance of doubt, the Notes will not be exchangeable for any Securities in bearer form or otherwise not registered as to principal or interest.

(a)Form of Face of Note.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO, AND IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR A NOMINEE OF THE COMMON DEPOSITARY, WHICH MAY BE TREATED BY FOMENTO ECONÓMICO MEXICANO, S.A.B. DE C.V., THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY TO FOMENTO ECONÓMICO MEXICANO, S.A.B. DE C.V. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF THE NOMINEE OF THE COMMON DEPOSITARY OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY (AND ANY PAYMENT IS MADE TO THE COMMON DEPOSITARY OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE COMMON DEPOSITARY, HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS GLOBAL SECURITY IS EXCHANGED IN WHOLE OR IN PART FOR CERTIFICATED SECURITIES IN DEFINITIVE REGISTERED FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE INDENTURE, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE COMMON DEPOSITARY OR ANOTHER DEPOSITARY OR BY THE COMMON DEPOSITARY OR A NOMINEE OF THE COMMON DEPOSITARY TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. FOR THE AVOIDANCE OF DOUBT, THIS SECURITY WILL NOT BE

EXCHANGEABLE FOR ANY SECURITIES IN BEARER FORM OR OTHERWISE NOT REGISTERED AS TO PRINCIPAL OR INTEREST.

ORIGINAL ISSUE DISCOUNT: THIS SECURITY HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THIS SECURITY MAY BE OBTAINED BY WRITING TO THE ISSUER AT ITS REGISTERED OFFICE.

Fomento Económico Mexicano, S.A.B. de C.V.

[0.500][1.000]% Senior Notes due 20[28][33]

No. [2028-][2033-][•]	€[•]
[2028 Notes: ISIN: XS2337285519 / Common Code: 233728551]
[2033 Notes: ISIN: XS2337285865 / Common Code: 233728586]

Fomento Económico Mexicano, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized and existing under the laws of the United Mexican States (“Mexico”) (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York Depository (Nominees) Limited, or registered assigns, as the nominee of The Bank of New York Mellon, London Branch, as common depositary for Clearstream Banking, société anonyme (“Clearstream, Luxembourg ”) and Euroclear Bank, S.A./N.V. (“Euroclear”), the principal sum of euro (or such other lawful currency of the member states of the European Monetary Union that have adopted or that will adopt the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union, as at the time of payment shall be legal tender for the payment of public and private debts), as revised by the Schedule of Increases and Decreases in Global Note attached hereto on May 28, [2028][2033] (unless earlier redeemed, in which case, on the applicable Redemption Date) and to pay interest thereon from April 28, 2021 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, annually in arrears on May 28 of each year, commencing on May 28, 2022, and at the Maturity thereof, at the rate of [0.500][1.000]% per annum (the “[2028][2033] Notes Initial Rate of Interest”), subject to the immediately following paragraph, until the principal hereof is paid or made available for payment; provided that any principal of, and any premium and interest on, this Note which is overdue shall bear interest (to the extent that payment thereof shall be legally enforceable) at the rate per annum then borne by this Note from the date such amount is due to but not including the day it is paid or made available for payment, and such overdue interest shall be paid as provided in Section 306 of the Base Indenture.

From and including May 28, [2026][2031] (the “Interest Rate Step Up Date”), the interest rate payable on the Notes shall be increased by 25 basis points to [0.750][1.250]% per annum (the “Subsequent Rate of Interest”), unless, in respect of the year ended December 31, [2025][2030]: (i) the Sustainability Performance Targets have been satisfied and (ii) the satisfaction of the Sustainability Performance Targets has been confirmed by the External Verifier in accordance with its customary procedures. At least 15 days prior to the Interest Rate Step Up Date (the “Notification Date”), the Company shall deliver an Officer’s Certificate (the “Satisfaction Notification”) to the Trustee setting forth whether the conditions set forth in clauses (i) and (ii) of the preceding sentence have been satisfied and the interest rate payable on the Notes as from the Interest Rate Step Up Date. If as of the Notification Date, (x) the Company fails, or is unable, to provide the Satisfaction Notification, (y) the Sustainability Performance Targets have not been satisfied or (z) the External Verifier has not confirmed satisfaction of the Sustainability Performance Targets, the Subsequent Rate of Interest for the Notes will apply for each interest period from and including the Interest Rate Step Up Date up to, and including, the date of Maturity of the Notes.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the last day on which Clearstream, Luxembourg and Euroclear are open for business immediately preceding the related Interest Payment

Date (each such date a “Regular Record Date”). Any such interest not so punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the Holder on the relevant Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of this Note not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Note may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Interest on the Notes shall be computed on the basis of a 365-day year or, in the case of an Interest Payment Date falling in a leap year, a 366-day year, and the actual number of days elapsed from and including the last Interest Payment Date (or, with respect to interest payable on the first Interest Payment Date, from the issue date of this Note) to but excluding the Interest Payment Date on which the interest payment falls due.

Payment of the principal of, and premium, if any, and interest on, this Note shall be made at the Office of the London Paying Agent maintained for such purpose and at any other office or agency maintained by the Company for such purpose, in euro (or such other lawful currency of the member states of the European Monetary Union that have adopted or that will adopt the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union, as at the time of payment shall be legal tender for the payment of public and private debts) against surrender of this Note in the case of any payment due at the Maturity of the principal thereof (other than any payment of interest that first becomes payable on a day other than an Interest Payment Date); provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. [Include if Note is a Global Note - Notwithstanding the foregoing, payment of any amount payable in respect of a Global Note shall be made in accordance with the Applicable Procedures of the Depositary.]

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

FOMENTO ECONÓMICO MEXICANO, S.A.B. DE C.V.

By:
Name:
Title:

By:
Name:
Title:

(b)Form of Reverse of Note.

This Note is one of a duly authorized issue of securities of the Company (herein collectively called the “Notes”), issued under an Indenture, dated as of April 8, 2013 (herein called the “Base Indenture”), between the Company and The Bank of New York Mellon, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), security registrar, paying agent and transfer agent, as supplemented by the Sixth Supplemental Indenture, dated as of April 28, 2021 (herein called the “Sixth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Trustee, and The Bank of New York Mellon, London Branch, as London Paying Agent and Transfer Agent (herein called the “London Paying Agent”), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms, conditions and provisions of this Note are those stated in the Indenture (including those made a part of the Indenture by reference to the Trust Indenture Act) and those set forth in this Note. This Note is one of the series designated on the face hereof.

Additional securities on terms substantially identical to those of this Note, except for the issue date, issue price and the date from which interest shall accrue and, if applicable, first date of payment, and except as may otherwise be provided in or pursuant to the Board Resolution, the Officer’s Certificate, or in the indenture supplement establishing the terms of the additional securities, may be issued by the Company without the consent of the Holders of the Notes. The amount evidenced by such additional securities shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes, in which case the Schedule of Increases or Decreases in Global Note attached hereto will be correspondingly adjusted. The additional securities will be treated as a single class for all purposes under the Indenture and will vote together as one class on all matters with respect to the Notes; provided that any additional securities shall be issued under a separate CUSIP number, ISIN and Common Code unless the additional securities are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with no more original issue discount than the original series, in each case for U.S. federal income tax purposes.

In any case where any Interest Payment Date, Redemption Date or Stated Maturity of any Note shall not be a Business Day, then (notwithstanding any other provision of the Indenture or of the Notes) payment of principal and premium, if any, or interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date or at the Stated Maturity, as the case may be; provided that no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be.

In the event of redemption of this Note in part only the Schedule of Increases or Decreases in Global Note attached hereto will be correspondingly adjusted.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of all of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

Subject to the limitations and exceptions described below, the Company shall pay to Holders of the Notes all additional interest (“Additional Interest”) that may be necessary so that every net payment of interest or principal (including any premium paid upon redemption of the notes and any discount deemed interest under Mexican law), if any, to the Holder will not be less than the amount provided for in the Notes. For purposes of the preceding sentence, “net payment” means the amount that the Company or any Paying Agent will pay the Holder after the Company deducts or withholds an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed or levied with respect to that payment (or the payment of such Additional Interest) by a taxing authority of Mexico or the taxing authority of any other country under whose laws the Company or any successor of the Company (assuming the obligations of the Notes and the Indenture following a merger, consolidation or transfer, lease or conveyance of substantially all of the Company’s assets and properties) is organized at the time of payment, except for the United States (each, a “Taxing Jurisdiction”). Notwithstanding the foregoing, the Company shall not be obligated to pay Additional Interest to or on behalf of any Holder or beneficial owner of the Notes, or to the Trustee, for or on account of any of the following:

(i)any taxes, duties, assessments or other governmental charges imposed solely because at any time there is or was a connection between the Holder and the Taxing Jurisdiction (other than the mere receipt of a payment or the ownership or holding of a Note or the enforcement of rights with respect to a Note);

(ii)any estate, inheritance, gift, sales, transfer, personal property or other similar tax, assessment or other governmental charge imposed with respect to a Note;

(iii)any taxes, duties, assessments or other governmental charges imposed solely because the Holder or any other Person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of the Holder or any beneficial owner of a Note if compliance is required by law, regulation or by an applicable income tax treaty to which such Taxing Jurisdiction is a party and which is effective, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and the Company has given the Holders at least 30 calendar days’ notice prior to the first payment date with respect to which such certification, identification or reporting requirement is required to the effect that Holders will be required to provide such information and identification;

(iv)any taxes, duties, assessments or other governmental charges with respect to a Note presented for payment more than 15 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders, whichever occurs later, except to the extent that the Holders of such Note would have been entitled to such Additional Interest on presenting such Note for payment on any date during such 15-day period;

(v)any taxes, duties, assessments or other governmental charges payable otherwise than by deduction or withholding from payments on a Note;

(vi)any payment on a Note to a Holder that is a fiduciary or partnership or a Person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the Additional Interest had the beneficiary, settlor, member or beneficial owner been the Holder of such Note;

(vii)any taxes imposed under FATCA; and

(viii)any combination of the items in clauses (i) through (vii) above.

Notwithstanding the foregoing, the limitations on the Company’s obligation to pay Additional Interest set forth in clause (iii) above will not apply if the provision of information, documentation or other evidence described in such clause (iii) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Holder or beneficial owner of a Note, taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice, or the laws, regulations or administrative practices of any other Taxing Jurisdiction, than comparable information or other reporting requirements imposed under United States tax law (including the United States/Mexico Income Tax Treaty), regulations (including proposed regulations) and administrative practice. In addition, the limitations on the Company’s obligations to pay Additional Interest set forth in clause (iii) above also will not apply with respect to any Mexican withholding taxes unless (a) the provision of the information, documentation or other evidence described in such clause (iii) is expressly required by the applicable Mexican laws and regulations, (b) the Company cannot obtain the information, documentation or other evidence necessary to comply with the applicable Mexican laws and regulations on its own through reasonable diligence and (c) the Company otherwise would meet the requirements for application of the applicable Mexican laws and regulations. In addition, clause (iii) above shall not require that any Person that is not a resident of Mexico for tax purposes, including any non-Mexican pension fund, retirement fund, tax exempt organization, financial institution or any other holder or beneficial owner of a debt security, register with, or provide information to, the Secretaría de Hacienda y Crédito Público (the Mexican Ministry of Finance and Public Credit) or with the Servicio de Administración Tributaria (the Mexican Tax Administration Service) to establish eligibility for an exemption from, or a reduction of, Mexican withholding tax.

The Company shall remit the full amount of any taxes withheld to the applicable taxing authorities in accordance with applicable law of the relevant Taxing Jurisdiction. The Company shall also provide the Trustee with documentation (which may consist of copies of such documentation) reasonably satisfactory to the Trustee evidencing the payment of taxes in respect of which the Company has paid any Additional Interest. The Company shall provide copies of such documentation to the Holders of the Notes or the relevant Paying Agent upon request.

The Company shall pay all stamp, issue, registration, documentary or other similar duties, if any, which may be imposed by Mexico or any governmental entity or political subdivision therein or thereof, or any taxing authority of or in any of the foregoing, with respect to the Indenture or the issuance of the Notes.

In the event that Additional Interest actually paid with respect to the Notes pursuant to the preceding paragraphs are based on rates of deduction or withholding of taxes in excess of the appropriate rate applicable to the Holder of such Notes, and, as a result thereof such Holder is entitled to make a claim for a refund or credit of such excess from the authority imposing such withholding tax, then such Holder shall, by accepting such Notes, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to the Company. However, by making such assignment, the Holder makes no representation or warranty that the Company will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code of 1986 (as amended) (the “Code”), as in effect on the date of issuance of the Notes (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

All references herein and in the Indenture to principal, premium, if any, interest or any other amount payable in respect of the Notes shall be deemed to mean and include all Additional Interest, if any, payable in respect of such principal, premium, if any, or interest or any other amounts payable, unless the context otherwise requires, and express mention of the payment of Additional Interest in any provision hereof shall not be construed as excluding reference to Additional Interest in those provisions hereof where such express mention is not made. All references herein and in the Indenture to principal in respect of any Note shall be deemed to mean and include any Redemption Price payable in respect of such Note pursuant to any redemption right hereunder or under the Indenture (and all such references to the Stated Maturity of the principal in respect of any Note shall be deemed to mean and include the Redemption Date with respect to any such Redemption Price), and all such references to principal, premium, if any, interest or Additional Interest shall be deemed to mean and include any amount payable in respect of this Note pursuant to Section 903 of the Sixth Supplemental Indenture, and express mention of the payment of any Redemption Price or any such other amount in those provisions hereof where such express reference is not made.

The Company may, at its option, redeem the Outstanding Notes upon not less than 30 nor more than 60 days’ written notice, at any time in whole but not in part, at a Redemption Price equal to the sum of (A) 100% of the principal amount of the Notes, (B) accrued and unpaid interest on the principal amount of the Notes to the Redemption Date and (C) any Additional Interest which would otherwise be payable thereon to the Redemption Date, solely if:

(i) as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico, or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective on or after April 28, 2021, the Company would be obligated on the next succeeding Interest Payment Date, after taking such measures as the Company may consider reasonable to avoid this requirement, to pay Additional Interest in excess of those attributable to a withholding tax rate of 4.9% with respect to payments of interest or amounts deemed interest under the Notes; or

(ii) in the event that the Company or any successor of the Company (assuming the obligations of the Notes and the Indenture following a merger, consolidation or transfer, lease or conveyance of substantially all of the Company’s assets and properties), is organized under the laws of any Taxing Jurisdiction other than Mexico (the date on which the Company or a successor thereof becomes subject to any such Taxing Jurisdiction, the “Succession Date”), and as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of such Taxing Jurisdiction, or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective after the Succession Date, the Company would be obligated on the next succeeding Interest Payment Date, after taking such measures as the Company may consider reasonable to avoid this requirement, to pay Additional Interest in excess of those attributable to any withholding tax rate imposed by such Taxing Jurisdiction as of the Succession Date with respect to the Notes;provided, however, that (x) no notice of redemption pursuant to clause (i) and (ii) may be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Interest if a payment on the Notes were then due and (y) at the time such notice of redemption is given such obligation to pay such Additional Interest remains in effect.

The Company also may, at its option, redeem the Outstanding Notes upon not less than 15 nor more than 60 days’ written notice, at any time:

(A)in whole at any time or in part from time to time prior to February 28, 20[28][33] (the date that is three months prior to the Stated Maturity of the Notes or the “Par Call Date”), at a

Redemption Price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon through the Par Call Date as if the Notes were redeemed on such Par Call Date (exclusive of accrued and unpaid interest to the Redemption Date on the principal amount of the Notes being redeemed on such Redemption Date and additional interest thereon) (calculated at a rate of [0.500][1.000]% per annum until the Interest Rate Step Up Date, at which point the interest rate shall be deemed to be the Subsequent Rate of Interest unless the Sustainability Performance Targets have been satisfied in respect of the year ended December 31, 20[25][30], and the Company has provided the Satisfaction Notice to the Trustee together with a related confirmation by the External Verifier on or before the Notification Date as set forth in the face of this Note, discounted to the Redemption Date on an annual basis (assuming a 365-day year or 366-day year (in the event of a leap year)) at the Bund Rate plus 20 basis points, plus, in the case of (1) and (2), accrued and unpaid interest on the principal amount of such Notes to the Redemption Date and Additional Interest thereon; or

(B)on and after the Par Call Date, at a redemption price equal to 100% of the Outstanding principal amount of the Notes to be redeemed plus accrued and unpaid interest on the principal amount of the Notes being redeemed to the Redemption Date and Additional Interest thereon.

For purposes of clause (A) above, the following terms shall have the meanings specified below:

“Bund Rate” means, as of any Redemption Date, the rate per annum equal to the yield to maturity as of such Redemption Date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such Redemption Date.

“Comparable German Bund Issue” means the German Bundesanleihe security selected by the Independent Investment Banker as having a fixed maturity comparable to the period from the Redemption Date to the applicable Par Call Date of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of euro-denominated corporate debt securities in a principal amount approximately equal to the then Outstanding principal amount of the Notes to be redeemed and of a comparable maturity to the period from the Redemption Date to the applicable Par Call Date of the Notes to be redeemed; provided, however, that, if the Par Call Date is not equal to the fixed maturity of the German Bundesanleihe security selected by such Reference German Bund Dealer, the Bund Rate shall be determined by linear interpolation (calculated to the nearest one-twelfth of a year from the yield of German Bundesanleihe securities for which such yields are given except that if the remaining term to the Par Call Date is less than one year, a fixed maturity of one year shall be used).

“Comparable German Bund Price” means, with respect to any Redemption Date, the average of all Reference German Bund Dealer Quotations for such Redemption Date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations or if the Independent Investment Banker obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference German Bund Dealers appointed by the Company to act as the “Independent Investment Banker.”

“Reference German Bund Dealer” means each of HSBC Bank plc, J.P. Morgan Securities plc and Merrill Lynch International, or their respective affiliates, which are dealers of German Bundesanleihe securities and one other leading dealer of German Bundesanleihe securities reasonably designated by the Company; provided, however, that if any of the foregoing shall cease to be a dealer of German

Bundesanleihe securities, the Company will substitute therefor another dealer of German Bundesanleihe securities.

“Reference German Bund Dealer Quotation” means, with respect to each Reference German Bund Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker (in consultation with us), of the bid and asked prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference German Bund Dealer at 3:30 p.m. (Frankfurt, Germany time) on the third business day preceding such Redemption Date.

On and after the Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Company defaults in the payment of the Redemption Price and accrued interest).

The Company may make any redemption or redemption notice subject to the satisfaction of conditions precedent. If such redemption or notice is subject to the satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time (but no more than 60 days after the date of the notice of redemption) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of its obligations with respect to such redemption may be performed by another person.

On or before the Redemption Date, the Company will deposit with the Trustee money sufficient to pay the Redemption Price of and (unless the Redemption Date shall be an Interest Payment Date) accrued and unpaid interest to the Redemption Date on the Notes to be redeemed on such date and Additional Interest thereon. If less than all of the Notes are to be redeemed, selection of the notes for redemption will be made on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to the Applicable Procedures), unless the method is otherwise prohibited, or by such other method as the Trustee in its sole discretion will deem to be fair and appropriate (subject to the Applicable Procedures).

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions (i) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of a majority in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or premium, if any, or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth (including, without limitation, the restrictions on transfer under Sections 202 and 304 of the Base Indenture), the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office of any Transfer Agent, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Transfer Agent duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The provisions of Article Twelve of the Base Indenture, and solely with respect to the Notes, as amended by the Sixth Supplemental Indenture, shall apply to the Notes.

The Notes are issuable only in registered form without coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same. For the avoidance of doubt, the Notes will not be exchangeable for any Securities in bearer form or otherwise not registered as to principal or interest.

No service charge shall be made for any such registration of transfer or exchange of this Note, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any registration of transfer or exchange of this Note, other than exchanges pursuant to Section 906 or Section 1105 of the Base Indenture not involving any transfer.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee, any Agent and any other agent of the Company or of the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes (subject to Section 306 of the Base Indenture), whether or not this Note is overdue, and neither the Company, the Trustee, any Agent nor any such other agent shall be affected by notice to the contrary.

This Note is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Sections 202 and 304 of the Base Indenture on transfers and exchanges of Global Securities.

This Note and the Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT—______________ (Cust)
TEN ENT - as tenants by the entireties	Custodian _____________ under Uniform (Minor)
JT TEN - as joint tenants with right of survivorship and not as tenants in common	Gifts to Minors Act ________________ (State)

Additional abbreviations may also be used

though not in the above list.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of increase or decrease of this Global Note	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Security Registrar

Section 204.	Form of Trustee’s Certificate of Authentication.

The Trustee’s certificate of authentication shall be in substantially the following form:

This is one of the Notes referred to in the within mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Authorized Signatory

Section 205.	Maintenance of Office or Agency.

As long as the Notes are Outstanding, the Company shall maintain in the Borough of Manhattan, New York and in London, United Kingdom an office or agency, in each case, in accordance with Section 1002 of the Base Indenture.

Section 206.	Listing.

The Company shall use its reasonable best efforts to have the Notes admitted to listing on the Official List of the Irish Stock Exchange, now trading as Euronext Dublin, and admitted to trading on the Global Exchange Market of Euronext Dublin.

ARTICLE THREE

REDEMPTION OF THE NOTES

Section 301.	Optional Redemption by the Company.

The Notes may be redeemed at the option of the Company on the terms and conditions set forth in the form of Note as set forth as in Section 203 of this Sixth Supplemental Indenture in accordance with Article Eleven of the Base Indenture, and solely with respect to the Notes of each series, as amended by the terms and conditions set forth in this Sixth Supplemental Indenture (including the form of Note).

ARTICLE FOUR

DEFEASANCE

Section 401.	Legal and Covenant Defeasance.

The provisions of Article Twelve of the Base Indenture, and solely with respect to the Notes of each series, as amended by the Sixth Supplemental Indenture, shall apply to each series of Notes.

ARTICLE FIVE

ADDITIONAL INTEREST

Section 501.	Additional Interest.

The provisions of Section 1008 of the Base Indenture, and solely with respect to the Notes of each series, as amended by the terms and conditions set forth in this Sixth Supplemental Indenture (including the form of Note), shall apply to each series of Notes.

ARTICLE SIX

COVENANTS

Section 601.	Limitation on Liens.

The provisions of Section 1006 of the Base Indenture, and solely with respect to the Notes (and, for avoidance of doubt, not with respect to any other series of Securities issued pursuant to the Base Indenture on or prior to the date hereof), is hereby amended and restated in its entirety as follows:

“The Company shall not, and shall not permit any Significant Subsidiary to, create, incur, issue or assume any Indebtedness secured by any Lien on any property without, in any such case, effectively providing that the Notes (together with, if the Company shall so determine, any other Indebtedness of the Company or any Significant Subsidiary then existing or thereafter created) shall be secured equally and ratably with or prior to such secured Indebtedness, so long as such secured Indebtedness shall be so secured, unless, after giving effect thereto, the aggregate principal amount of all such secured Indebtedness then outstanding would not exceed an amount equal to the greater of (i) U.S.$4,030.00 million and (ii) 16% of Consolidated Tangible Assets less, in each case, the aggregate amount of Attributable Debt of the Company and its Significant Subsidiaries in respect of Sales and Leasebacks then outstanding pursuant to Section 1007(a); provided, however, that nothing contained in this Section 1006 shall prevent or restrict Indebtedness secured by:

(a)any Lien existing on any property prior to the acquisition thereof by the Company or any of its Significant Subsidiaries, or any Lien arising after such acquisition pursuant to contractual commitments entered into prior to such acquisition and not in contemplation thereof;

(b)any Lien on any property securing Indebtedness incurred or assumed for the purpose of financing the purchase price thereof or the cost of construction, improvement or repair of all or any part thereof; provided that such Lien attaches to such property within 12 months after the acquisition thereof or completion of construction, improvement or repair thereof and does not attach to any other property;

(c)any Lien existing on any property of any Subsidiary prior to the time such Subsidiary becomes a Subsidiary of the Company or any Lien arising after such time pursuant to contractual commitments entered into prior to and not in contemplation thereof;

(d)any Lien on any property securing Indebtedness owed by a Subsidiary to the Company or to another Subsidiary;

(e)any Lien existing on the date hereof;

(f)any Lien resulting from the deposit of funds or other evidence of Indebtedness in trust for the purpose of defeasing any Indebtedness of the Company or any Subsidiary of the Company;

(g)any (i) Lien for taxes, assessments and other governmental charges and (ii) attachment or judgment Liens, in each case, the payment of which is being contested in good faith by appropriate proceedings for which such reserves or other appropriate provision, if any, as may be required by IFRS shall have been made;

(h)Liens on accounts receivable, inventory, or bottles and cases to secure working capital or revolving credit debt incurred in the ordinary course of business;

(i)Liens resulting from a direct or indirect pledge of any or all of the Company’s shares in Heineken N.V. or Heineken Holdings N.V. or any holding company the principal assets of which consist of such shares;

(j)any Liens on real estate related to retail or commercial locations operated by the Company or its subsidiaries that is contributed to a trust (a “Real Estate Trust”); and

(k)any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness described in subsections (a) through (g) of this Section 1006; provided, that the aggregate principal amount of such Indebtedness is not increased and such Lien does not extend to any additional property.

For purposes of this Section 1006, the giving of a guarantee which is secured by a Lien on any property, and the creation of a Lien on any property to secure Indebtedness which existed prior to the creation of such Lien, shall be deemed to involve the creation of secured Indebtedness in an amount equal to the principal amount guaranteed or secured by such Lien; but the amount of Indebtedness secured by Liens on properties shall be computed without cumulating the underlying Indebtedness with any guarantee thereof or Lien securing the same.”

Section 602.	Limitation on Sales and Leasebacks.

The provisions of Section 1007 of the Base Indenture, and solely with respect to the Notes (and, for avoidance of doubt, not with respect to any other series of Securities issued pursuant to the Base Indenture on or prior to the date hereof), is hereby amended and restated in its entirety as follows:

“The Company shall not, and shall not permit any Significant Subsidiary to, enter into any Sale and Leaseback Transaction without in any such case effectively providing that the Securities (together with, if the Company shall so determine, any other Indebtedness of the Company or any Significant Subsidiary then existing or thereafter created) shall be secured equally and ratably with or prior to such Sale and Leaseback Transaction, so long as such Sale and Leaseback Transaction shall be outstanding, unless, after giving effect thereto:

(a)the aggregate amount of Attributable Debt of the Company and its Significant Subsidiaries in respect of Sale and Leaseback Transactions then outstanding pursuant to this Section 1007(a) would not exceed an aggregate amount equal to the greater of (i) U.S.$4,030.00 million and (ii) 16% of Consolidated Tangible Assets less, in each case, any secured Indebtedness permitted under Section 1006;

(b)the Company or a Subsidiary, within 12 months after such Sale and Leaseback Transaction, (i) applies to the retirement of Indebtedness which is not owed to the Company or a

Subsidiary and which is not subordinated to the Securities of any series or (ii) invests in equipment, plant facilities or other fixed assets used in the operations of the Company or a Subsidiary, an aggregate amount equal to the greater of (x) the net proceeds of the sale or transfer of the property or other assets that are the subject of such Sale and Leaseback Transaction and (y) the fair market value of the property so leased; or

(c)the transaction involves the lease by the Company or its subsidiaries of real estate contributed to a Real Estate Trust.

Notwithstanding the foregoing, the Company and its Subsidiaries may enter into Sale and Leaseback Transactions that solely refinance, extend, renew or refund Sale and Leaseback Transactions permitted pursuant to Sections 1007(a) and 1007(b) and the restriction described in the introductory sentence of this Section 1007 shall not apply to such refinancing, extension, renewal or refunding.”

ARTICLE SEVEN

DEFAULT AND REMEDIES

Section 701.	Events of Default.

The items (4) and (5) under the provisions of Section 501 of the Base Indenture, and solely with respect to the Notes (and, for avoidance of doubt, not with respect to any other series of Securities issued pursuant to the Base Indenture on or prior to the date hereof), are hereby amended and restated in its entirety as follows:

“(4) a default or defaults under any bond, debenture, note or other evidence of Indebtedness of the Company or any Significant Subsidiary, whether such Indebtedness now exists or shall hereafter be created; provided that such default or defaults, individually or in the aggregate, (A) shall constitute a failure to pay the principal at maturity of Indebtedness in an amount in excess of U.S.$150 million (or the equivalent thereof in other currencies) or (B) shall have resulted in Indebtedness with an aggregate principal amount in excess of U.S.$150 million (or the equivalent thereof in other currencies) (or any portion thereof having an aggregate principal amount in excess of U.S.$150 million or such equivalent thereof) becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable; or

(5) a final judgment or judgments (not subject to appeal) for the payment of money are entered against the Company and/or any one or more Significant Subsidiaries in an aggregate amount in excess of U.S.$150 million (or the equivalent thereof in other currencies), by a court or courts of competent jurisdiction, which judgment(s) (A) are neither discharged nor bonded in full within 90 days or (B) if bonded in full within such 90-day period, cease to be fully bonded, and continuance of such default or breach for a period of 10 days after there has been given, by registered or certified mail, to the Company by the Trustee at the written request of Holders of a majority in principal amount of the Outstanding Securities of that series or to the Company and the Trustee by the Holders of a majority in principal amount of the Outstanding Securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or”

ARTICLE EIGHT

SUPPLEMENTAL INDENTURES

Section 801.	Supplemental Indentures without Consent of Holders.

The provisions of Section 901 of the Base Indenture, and solely with respect to the Notes (and, for avoidance of doubt, not with respect to any other series of notes issued pursuant to the Base Indenture on or prior to the date hereof), is hereby amended to add item (13) as follows:

“(13) to conform the provisions of this Indenture or the Notes to the “Description of Debt Securities” in the Base Prospectus or the “Description of Notes” in the Prospectus Supplement.”

ARTICLE NINE

MISCELLANEOUS PROVISIONS

Section 901.	Consent to Service; Jurisdiction.

Each party hereto agrees that any legal suit, action or proceeding arising out of or relating to this Sixth Supplemental Indenture, the Base Indenture or either series of Notes may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, New York, and in the courts of its own corporate domicile, in respect of actions brought against each such party as a defendant, and each waives any objection which it may now or hereafter have to the laying of the venue of any such legal suit, action or proceeding, waives any immunity from jurisdiction or to service of process in respect of any such suit, action or proceeding, waives any right to which it may be entitled on account of place of residence or domicile or for any other reason, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. The Company hereby designates and appoints CT Corporation System, 28 Liberty Street, New York, NY 10005, as its authorized agent upon which process may be served in any legal suit, action or proceeding arising out of or relating to this Sixth Supplemental Indenture, the Base Indenture or either series of Notes which may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, New York, and agrees that service of process upon such agent shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding and further designates its domicile, the domicile of CT Corporation System specified above and any domicile CT Corporation System may have in the future as its domicile to receive any notice hereunder (including service of process). If for any reason CT Corporation System (or any successor agent for this purpose) shall cease to act as agent for service of process as provided above, the Company will promptly appoint a successor agent for this purpose reasonably acceptable to the Trustee. The Company agrees to take any and all actions as may be necessary to maintain such designation and appointment of such agent in full force and effect.

Section 902.	Governing Law; Waiver of Jury Trial.

(a)THIS SIXTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b)EACH OF THE PARTIES HERETO (EXCEPT, FOR THE AVOIDANCE OF DOUBT, THE HOLDERS OF THE NOTES) HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT

OF OR RELATING TO THE BASE INDENTURE, THIS SIXTH SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 903.	Currency of Payment.

(a)All payments of principal of and premium, if any, and interest on the Notes of each series will be made in euro, the “securities currency” for purposes of this Section 903.

(b)The Company agrees to indemnify the Trustee and each Holder of Notes of any series against any loss incurred by the Trustee or such Holder, as the case may be, as a result of any judgment or order being given or made for any amount due under the Indenture or such Notes and being expressed and paid in a currency other than the securities currency, and as a result of any variation between (i) the rate of exchange at which the securities currency amount is converted into the judgment currency for the purpose of such judgment or order and (ii) the spot rate of exchange in The City of New York, New York at which the Trustee or such Holder, as the case may be, on the date of payment of such judgment or order is able to purchase the securities currency with the amount of the judgment currency actually received by the Trustee or such Holder. Notwithstanding the preceding sentence, in the event that the amount of the securities currency purchased by any Holder as a result of such indemnification exceeds the amount originally to be paid to such Holder, such Holder shall reimburse such excess to the Company.

(c)Notwithstanding Section 903(b) above or any provision herein or in the Notes of each series to the contrary, if the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the control of the Company or if the euro is no longer being used by the then member states of the European Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then the Company will be entitled, until the euro is again available to the Company or so used, to satisfy its payment obligations in respect of each series of Notes and this Sixth Supplemental Indenture by making such payments in Dollars. The amount payable on any date in euro will be converted into Dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second New York Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the most recent Dollar/euro exchange rate published in The Wall Street Journal on or prior to the second New York Business Day prior to the relevant payment date. Any payment in respect of each series of Notes or this Sixth Supplemental Indenture so made in Dollars will not constitute an Event of Default under any series of Notes or this Sixth Supplemental Indenture. Neither the Trustee nor the Paying Agent shall have any responsibility for any calculation or conversion made pursuant to this Section 903(c).

(d)The indemnities of the Company contained in this Section 903, to the extent permitted by law: (i) constitute a separate and independent obligation from the other obligations of the Company under this Sixth Supplemental Indenture and the Notes of each series; (ii) shall give rise to a separate and independent cause of action against the Company; (iii) shall apply irrespective of any waiver granted by any Holder of Notes of any series or the Trustee from time to time; and (iv) shall continue in full force and effect notwithstanding any other judgment, order, claim or proof of claim for a liquidated amount in respect of any sum due under the Notes of any series or this Sixth Supplemental Indenture or any other judgment or order.

Section 904.	Separability of Invalid Provisions.

In case any one or more of the provisions contained in this Sixth Supplemental Indenture should be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions contained in this Sixth Supplemental Indenture, and to the extent and only to the extent that any such provision is invalid, illegal or unenforceable, this Sixth Supplemental Indenture shall be construed as if such provision had never been contained herein.

Section 905.	Execution in Counterparts.

This Sixth Supplemental Indenture may be simultaneously executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 906.	Certain Matters.

The Trustee, the London Paying Agent and any other Paying Agent authorized by the Company shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Sixth Supplemental Indenture, the Notes or for or in respect of the recitals contained herein, all of which are made solely by the Company. The rights, privileges, protections, immunities and benefits given to the Trustee under the Indenture are extended to, and shall be enforceable by, the London Paying Agent and any other Paying Agent authorized by the Company.

Section 907.	Electronic Means

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and any related financing documents and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed on their respective behalves, all as of the day and year first written above.

FOMENTO ECONÓMICO MEXICANO, S.A.B. DE C.V.,
as Issuer

By:	/s/ Eugenio Garza y Garza
	Name:	Eugenio Garza y Garza
	Title:	Director of Finance and Corporate Development

By:	/s/ Carlos Eduardo Aldrete Ancira
	Name:	Carlos Eduardo Aldrete Ancira
	Title:	General Counsel

THE BANK OF NEW YORK MELLON,
as Trustee, Security Registrar, Paying Agent and Transfer Agent

By:	/s/ Teresa H. Wyszomierski
	Name:	Teresa H. Wyszomierski
	Title:	Vice President

THE BANK OF NEW YORK MELLON, LONDON BRANCH
as London Paying Agent and Transfer Agent

By:	/s/ Dale Gregory
	Name:	Dale Gregory
Title:

[Signature Page to Sixth Supplemental Indenture]